Exhibit 4.12

LAM RESEARCH CORPORATION
1999 STOCK OPTION PLAN

Amended and restated effective as of November 7, 2002

  Purpose Of Plan

  This Amended and Restated 1999 Stock Option Plan (the "Plan") is adopted as of November 5, 1998 (the "Effective Date") and amended and restated as of October 16 and November 7, 2002. The purpose of the Plan is to enable Lam Research Corporation, a Delaware corporation (the "Company"), to attract and retain highly qualified personnel who will contribute to the Company's success by their ability, ingenuity and industry by allowing eligible individuals to acquire or increase proprietary interests in the Company as an incentive to remain in the service of the Company.

  Definitions

  For purposes of the Plan, the following terms shall be defined as set forth below:

    "Administrator" means the Board, or if and to the extent the Board does not administer the Plan, the Committee appointed by the Board to administer the Plan.
    "Award" means Stock Options, Restricted Stock awards, Deferred Stock awards, Performance Shares, Restricted Stock Units, or any combination of the foregoing awarded under this Plan.
    "Board" means the Board of Directors of the Company.
    "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
    "Committee" means the Stock Committee of the Board or any Committee the Board may subsequently appoint to administer the Plan. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Board or Administrator specified in the Plan shall be exercised by the Committee.
    "Designated Subsidiaries" means the Subsidiaries that have been designated by the Board or Administrator from time to time in its sole discretion, whose officers, Employees and Directors are thereon eligible to participate in this Plan.
    "Date of Grant" means the date on which the grant of an Award is effective.
    "Deferred Stock" means an award made pursuant to Section 7 below of the right to receive Stock at the end of a specified deferral period.
    "Disability" means the inability of a Participant to perform substantially his or her duties and responsibilities to the Company by reason of a physical or mental disability or infirmity (i) for a continuous period of six months, or (ii) at such earlier time as the Participant submits medical evidence satisfactory to the Administrator that he or she has a physical or mental disability or infirmity which will likely prevent him or her from returning to the performance of his or her work duties for six months or longer. The date of such Disability shall be the date of interruption of or separation from employment with the Company due to such Disability or the day on which the Participant submits such satisfactory medical evidence establishing such Disability, as the case may be.
    "Employee" means any person who is customarily and continuously employed for at least 20 hours per week by the Company or one of its Designated Subsidiaries. Unless the Administrator makes a contrary determination, the Employees of the Company shall, for all purposes of this Plan, be those individuals who satisfy the customary employment criteria set forth above and are carried as employees by the Company or a Designated Subsidiary for regular payroll purposes; provided however, that an Employee's continuous employment shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, where such leave is for a period of not more than 90 days or where re-employment upon the expiration of any such leave is guaranteed by contract or statute.
    "Fair Market Value" means, as of any given date, with respect to any Award granted hereunder, and at the discretion of the Administrator, any of the following: (i) if the Stock is publicly traded, the closing sale price of the Stock on such date as reported in the Wall Street Journal, or the average of the closing price of the Stock on each day on which the Stock was traded over a period of up to twenty trading days immediately prior to such date, (ii) the fair market value of the Stock as determined in accordance with a method prescribed in the agreement evidencing any award hereunder, or (iii) the fair market value of the Stock as otherwise determined by the Administrator in the good faith exercise of its discretion.
    "Parent Corporation" means any corporation (other the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.
    "Participant" means any officer, Employee or Director determined by the Administrator to be eligible to be granted Awards under this Plan.
    "Performance Share" means an award of shares of Stock pursuant to Section 7 that is subject to restrictions based upon the attainment of specified performance objectives.
    "Restricted Stock" means an award granted pursuant to Section 7 of shares of Stock subject to certain restrictions.
    "Restricted Stock Unit" means an award granted pursuant to Section 7 which may be settled in whole or in part in cash or shares of Stock upon satisfaction of certain vesting conditions.
    "Stock" means the common stock, par value $0.001 per share (the "Common Stock"), of the Company.
    "Stock Option" means any option to purchase shares of Stock granted pursuant to this Plan. Each Stock Option shall be a non-qualified stock option which, as of the time such Stock Option is granted, shall not be treated as an Incentive Stock Option within the meaning of Section 422 of the Code.
    "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
  Administration Of Plan

  The Plan shall be administered in accordance with the requirements of NASD Rule 4350(i)(1)(A) (the "Rule") as the Rule applies to equity incentive plans adopted as of the Effective Date so that the Plan shall qualify as a "broadly based" stock option plan under the Rule, unless and until such time as either the Rule or the "broadly-based" standard set forth therein becomes no longer applicable to the Plan.

  The Administrator shall have full authority (subject to the provisions of this Plan) to establish such rules and regulations as it deems appropriate for the proper administration of this Plan, and to make such determinations and interpretations concerning this Plan and the Awards granted under this Plan as it deems necessary or advisable.

  In particular, the Administrator shall have the authority, consistent with the terms of the Plan:

    to select those officers, Employees and Directors who shall be Participants;
    to determine whether and to what extent Awards are to be granted hereunder to Participants;
    to determine the number of shares of Stock to be covered by each such Awards granted hereunder, including the maximum term for which an Award is to be outstanding;
    to determine the terms and conditions of any Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted or Deferred Stock awards and the conditions under which restrictions applicable to such Restricted or Deferred Stock shall lapse, (ii) the performance goals and periods applicable to an award of Performance Shares, and (iii) the vesting conditions applicable to Restricted Stock Units); and
    to determine the terms and conditions which shall govern all written instruments evidencing the Awards awarded to Participants.

  The Administrator shall have the authority, in its discretion, to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any Award granted under the Plan (and any agreements relating thereto); and otherwise to supervise the administration of the Plan. All decisions made by the Administrator pursuant to the administration, interpretation and execution of the Plan shall be final and binding on all persons, including the Company and the Participants.

  Stock Subject To Plan

  The total number of shares of Stock reserved and available for issuance under the Plan shall be twenty-seven million five hundred thousand (27,500,000), subject to adjustment from time to time in accordance with this Section, or as provided by amendment of the Board. The shares may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares repurchased by the Company on the open market or in private purchases.

  To the extent that (i) an Award expires or is otherwise terminated without being exercised, (ii) any shares of Stock awarded hereunder are forfeited, or (iii) any shares subject to Restricted Stock Unit awards are settled in cash rather than in Stock, such shares shall again be available for issuance in connection with future awards under the Plan. If any shares of Stock have been pledged as collateral for indebtedness incurred by a Participant in connection with the exercise of an Award, and such shares are returned to the Company in satisfaction of such indebtedness, such shares shall again be available for issuance in connection with future awards under the Plan.

  In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure of the Company affecting the Stock, a substitution or adjustment shall be made in (i) the aggregate number of shares reserved for issuance under the Plan, and (ii) the kind, number and class of shares and price of shares subject to outstanding Awards granted under the Plan, as may be determined by the Administrator, in its sole discretion. Such other substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. In connection with any event described in this paragraph, the Administrator may provide, in its discretion, for the cancellation of any outstanding Awards and payment in cash or other property therefor. The adjustments determined by the Administrator shall be final, binding, and conclusive.

  Eligibility

  Unless otherwise designated by the Administrator and subject to Section 3 herein, Participants eligible to be granted Awards under the Plan include officers, Employees or Directors whose services contribute to the management, growth or financial success of the Company (or its parent or subsidiary corporations), or consultants, advisors, or independent contractors who provide valuable services to the Company (or its parent or subsidiary corporations).

  Discretionary Grants Of Stock Options

  Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each optionee. Recipients of Stock Options shall enter into an option agreement with the Company, in such form as the Administrator shall determine, which agreement shall set forth, among other things, the exercise price of the option, the term of the option and provisions regarding exercisability of the option awarded thereunder. More than one option may be awarded to the same optionee and be outstanding concurrently hereunder.

  Stock Options awarded under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

    Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Administrator in its sole discretion as of the Date of Grant but shall not be less than 100% of the Fair Market Value of the Stock on such date.
    Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date such Stock Option is granted.
    Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant. The Administrator may provide, in its discretion, that any Stock Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time in whole or in part based on such factors as the Administrator may determine, in its sole discretion, including, but not limited to, in connection with any "change in control" of the Company, as defined in any stock option agreement or otherwise.
    Method of Exercise. Subject to Section 6(c) herein, Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the option exercise price, as provided below or as otherwise determined by the Administrator. As determined by the Administrator, in its sole discretion, payment in whole or in part may also be made by means of any cashless exercise procedure approved by the Administrator. An optionee shall generally have the rights to dividends and any other rights of a stockholder with respect to the Stock subject to the Stock Option, including the right to vote any such Stock, only after the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in paragraph (a) of Section 9, below. The option exercise price shall be immediately due upon exercise of the Stock Option and shall be payable in one or a combination of the following forms:
      cash or check payable to the Company drawn on good and sufficient funds;
      shares of Common Stock held by the optionee for the period necessary to avoid a charge to the Company's earnings for financial reporting purposes and valued at Fair Market Value on the exercise date; or
      a broker-dealer sale-and-remittance procedure pursuant to which the optionee shall provide irrevocable written instructions (x) to a designated brokerage firm to effect the immediate sale of the option shares and remit to the Company, from the sale proceeds available on the settlement date, sufficient funds to cover the aggregate option exercise price, plus all income and employment taxes required to be withheld by the Company in connection with the exercise and (y) to the Company to deliver the certificates for the purchased shares directly to the brokerage firm to complete the transaction.
    Re-Pricing of Stock Options. The Administrator may require the voluntary surrender of all or a portion of any Stock Option granted under this Plan or any other equity incentive plan of the Company or its Designated Subsidiaries as a condition precedent to the grant of a new Award under this Plan or under any other equity incentive plan of the Company or its Designated Subsidiaries. Subject to the provisions of this Plan, such new Award shall be exercisable at the price, during such period and on such other terms and conditions as are specified by the Administrator at the time the new Award is granted. Upon their surrender, Stock Options shall be canceled and the shares previously subject to such canceled Stock Options shall again be available for grants of Awards hereunder.
    Loans. The Company may make loans available to Stock Option holders in connection with the exercise of outstanding options granted under the Plan, as the Administrator, in its discretion, may determine. Such loans shall (i) be evidenced by promissory notes entered into by the Stock Option holders in favor of the Company, (ii) be subject to the terms and conditions set forth in this Section and such other terms and conditions, not inconsistent with the Plan, as the Administrator shall determine, (iii) bear interest, if any, at such rate as the Administrator shall determine, and (iv) be subject to Board approval (or to approval by the Administrator to the extent the Board may delegate such authority). In no event may the principal amount of any such loan exceed the sum of (x) the exercise price less the par value (if any) of the shares of Stock covered by the Stock Option, or portion thereof, exercised by the holder, and (y) any Federal, state, and local income tax attributable to such exercise. The initial term of the loan, the schedule of payments of principal and interest under the loan, the extent to which the loan is to be with or without recourse against the holder with respect to principal or interest and the conditions upon which the loan will become payable in the event of the holder's termination of employment shall be determined by the Administrator. Unless the Administrator determines otherwise, when a loan is made, shares of Stock having a Fair Market Value at least equal to the principal amount of the loan shall be pledged by the holder to the Company as security for payment of the unpaid balance of the loan, and such pledge shall be evidenced by a pledge agreement, the terms of which shall be determined by the Administrator, in its discretion; provided, however, that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.
    Non-Transferability of Options. Unless otherwise provided herein or as otherwise determined by the Administrator, no Stock Option shall be transferable by the optionee, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.
    Termination of Employment or Service. If an optionee's employment with or service as an officer, Employee, Director, consultant, advisor or independent contractor to the Company terminates by reason of death, Disability or for any other reason, the Stock Option may thereafter be exercised as provided below, or as otherwise provided in the applicable award agreement or determined by the Administrator.

    If an optionee's employment with or service to the Company is terminated:

      for or without cause (and whether termination is voluntary or involuntary), each then- outstanding unexercised Stock Option vested and held by the optionee as of the termination date shall expire within ninety [90] days of such termination;
      by reason of Disability, each then-outstanding unexercised Stock Option vested and held by the optionee as of the termination date shall expire within six (6) months of such termination date; and
      by reason of the optionee's death during employment, or if the optionee dies during the three (3) month period after termination of his or her employment (or such other shorter period of time as may be determined by the Administrator), where such termination is other than for cause or by reason of Disability, each then-outstanding unexercised Stock Option vested and held by the optionee as of the termination date shall expire within six (6) months of such termination date. After the optionee's death, the Stock Option may be exercised by the personal representative of the optionee's estate or by the person(s) to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of descent and distribution.

  Following termination of the optionee's employment or service, a Stock Option shall not be exercisable to any greater extent than on the termination date; provided, however, that the Administrator shall have complete discretion, at any time while the Stock Option remains outstanding, to permit the Stock Option to be exercised, not only with respect to the number of shares for which the Stock Option is exercisable at the time of the termination, but also with respect to one or more subsequent installments of purchasable shares for which the Stock Option would otherwise have become exercisable had termination not occurred.

  Restricted Stock, Deferred Stock, Performance Shares and Restricted Stock Units.

  (a) General. Restricted Stock, Deferred Stock, Performance Share or Restricted Stock Unit awards may be issued either alone or in addition to other awards granted under the Plan. The Administrator shall determine the Participants to whom, and the time or times at which, grants of Restricted Stock, Deferred Stock, Performance Share or Restricted Stock Unit awards shall be made; the number of shares to be awarded; the price, if any, to be paid by the recipient of Restricted Stock, Deferred Stock, Performance Share or Restricted Stock Unit awards; the Restricted Period (as defined in paragraph (c) hereof) applicable to Restricted Stock or Deferred Stock awards; the performance objectives applicable to Restricted Stock, Deferred Stock, Performance Share or Restricted Stock Unit awards; the date or dates on which restrictions applicable to such Restricted Stock or Deferred Stock awards shall lapse during such Restricted Period; the date or dates on which the Participant's rights in the Restricted Stock Units shall vest; and all other conditions of the Restricted Stock, Deferred Stock, Performance Share and Restricted Stock Unit awards. The Administrator may also condition the grant of Restricted Stock, Deferred Stock awards, Performance Shares or Restricted Stock Units upon the exercise of Stock Options, or upon such other criteria as the Administrator may determine, in its sole discretion. The provisions of Restricted Stock, Deferred Stock, Performance Share or Restricted Stock Unit awards need not be the same with respect to each recipient. In the discretion of the Administrator, loans may be made to Participants in connection with the purchase of Restricted Stock under substantially the same terms and conditions as provided in Section 6(f) herein with respect to the exercise of Stock Options.

  (b) Awards and Certificates. The prospective recipient of a Restricted Stock, Deferred Stock, Performance Share or Restricted Stock Unit award shall not have any rights with respect to such Award, unless and until such recipient has executed an agreement evidencing the Award (a "Restricted Stock Award Agreement," "Deferred Stock Award Agreement," "Performance Share Award Agreement," or Restricted Stock Unit Award Agreement," as appropriate) and delivered a fully executed copy thereof to the Company, within a period of sixty days (or such other period as the Administrator may specify) after the Date of Grant. Except as otherwise provided below in this Section 7(b), (i) each Participant who is awarded Restricted Stock or Performance Shares shall be issued a stock certificate in respect of such shares of Restricted Stock or Performance Shares; and (ii) such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.

  The Company may require that the stock certificates evidencing Restricted Stock or Performance Share awards hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award or Performance Share award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

  With respect to Deferred Stock and Restricted Stock Unit awards (to the extent, if any, that Restricted Stock Unit awards shall be settled in shares of Stock), at the expiration of the Restricted Period or upon the vesting and settlement of the Restricted Stock Units, stock certificates in respect of such shares of Deferred Stock or Stock issuable pursuant to the vesting of a Restricted Stock Unit shall be delivered to the Participant, or his or her legal representative, or the shares of Stock issued pursuant to a Deferred Stock or Restricted Stock Unit award shall be otherwise distributed to the Participant, in a number equal to the number of shares of Stock covered by the Deferred Stock or Restricted Stock Unit award. As appropriate, applicable legends may be placed on stock certificates issued pursuant to a Deferred Stock or Restricted Stock Unit award.

  (c) Restrictions and Conditions. The Restricted Stock, Deferred Stock, Performance Share and Restricted Stock Unit awards granted pursuant to this Section 7 shall be subject to the following restrictions and conditions:

  (i) Subject to the provisions of the Plan and the Restricted Stock Award Agreement, Deferred Stock Award Agreement, Performance Share Award Agreement, or Restricted Stock Unit Award Agreement, as appropriate, governing such Award, during such period as may be set by the Administrator commencing on the Date of Grant (the "Restricted Period"), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock, Deferred Stock or Performance Shares or shall not be vested in the rights to the Restricted Stock Units awarded under this Plan; provided that the Administrator may, in its sole discretion, provide for the lapse of such restrictions or the vesting in such rights in installments and may accelerate or waive such restrictions or vesting in whole or in part based on the attainment of certain performance related goals, the Participant's termination of employment or service, death or Disability or the occurrence of a "Change of Control" as defined in the agreement evidencing such award or otherwise.

  (ii) Except as provided in paragraph (c)(i) of this Section 7 or in the Award agreement, the Participant shall generally have, with respect to the shares of Restricted Stock or Performance Shares, all of the rights of a stockholder with respect to such stock during the Restricted Period. The Participant shall generally not have the rights of a stockholder with respect to stock subject to Deferred Stock awards during the Restricted Period or with respect to unissued Stock subject to Restricted Stock Unit awards; provided, however, that dividends declared during the Restricted Period with respect to the number of shares covered by a Deferred Stock award shall be paid to the Participant. With respect to Restricted Stock Unit awards, prior to settlement or forfeiture, any Restricted Stock Unit award may, at the Administrator's discretion, carry with it a right to dividend equivalents. Such right entitles the Participant to be credited with an amount equal to all cash dividends paid on one share of Stock while the Restricted Stock Unit is outstanding. Dividend equivalents may be converted into additional Restricted Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of shares of Stock, or in a combination of both. Prior to distribution, any dividend equivalents that are not paid shall be subject to the same conditions and restrictions as the Restricted Stock Units to which they attach. Certificates for shares of unrestricted Stock shall be delivered to the Participant promptly after, and only after, the Restricted Period shall expire without forfeiture in respect of such shares of Restricted Stock, Performance Shares or Deferred Stock, or upon vesting, without forfeiture, in Restricted Stock Units, except as the Administrator, in its sole discretion, shall otherwise determine.

  (iii) The rights of holders of Restricted Stock, Deferred Stock, Performance Share and Restricted Stock Unit awards upon termination of employment or service for any reason during the Restricted Period or prior to completion of vesting in the Restricted Stock Units shall be set forth in the Restricted Stock Award Agreement, Deferred Stock Award Agreement, Performance Share Award Agreement or Restricted Stock Unit Award, as appropriate, governing such awards.

  (iv) Settlement of vested Restricted Stock Units may be made in the form of (a) cash, (b) shares of Stock, or (c) any combination of both, as determined by the Administrator. The actual number of Restricted Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Restricted Stock Units into cash may include (without limitation ) a method based on the average Fair Market Value of a share of Stock over a series of trading days. Vested Restricted Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Restricted Stock Units have been satisfied or lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until a Restricted Stock Unit award is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Sections 4 and 12.

  Amendment And Termination Of Plan

  The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under any Award theretofore awarded without such Participant's consent. The Administrator may amend the terms of any Award theretofore awarded, prospectively or retroactively, but, as herein provided, no such amendment shall impair the rights of any Participant without his or her consent.

  General Provisions
    The Administrator may require each person purchasing shares pursuant to the exercise of an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.
    All certificates for shares of Stock delivered under the Plan shall be subject to such stock- transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
    Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
    Each Participant shall, no later than the date as of which the value of an award first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law (as determined by the Administrator, in its sole discretion) to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
    The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
  Non-Liability

  No member of the Board or the Administrator, nor any officer or employee of the Company acting on behalf of the Board or the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrator and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

  Term Of Plan

  No Award shall be awarded pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore awarded may extend and be exercisable beyond that date.

  Corporate Transactions/Changes Of Control
    In the event of any of the following stockholder-approved transactions (a "Corporate Transaction"):
      a merger or consolidation in which the Company is not the surviving entity, except for a transaction whose principal purpose is to change the State of the Company's incorporation, the sale, transfer, or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution, or any "reverse" merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to holders other than those who owned such voting power immediately before the merger, then immediately before the effective date of the Corporate Transaction, each Award granted under this Plan shall become fully exercisable ("accelerate") with respect to the total number of shares of Common Stock then subject to the Stock Option. However, an Award shall not accelerate if and to the extent: (i) the Award is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced by an option on equivalent terms to purchase shares of the capital stock of the successor corporation or parent thereof, or (ii) acceleration of the Award is subject to other limitations imposed by the Administrator at the Date of Grant. The determination of equivalence under clause (i) above shall be made by the Administrator and shall be final, binding, and conclusive as to all parties.

    Upon consummation of the Corporate Transaction, all Awards granted under this Plan shall terminate and cease to be outstanding, except to the extent assumed by the successor (or surviving) corporation or its parent company.
    Each Award granted under this Plan that is replaced by an equivalent award in a Corporate Transaction or that otherwise continues in effect shall be appropriately adjusted, immediately after the Corporate Transaction, to apply to the number and class of securities that would have been issued in the Corporate Transaction to an actual holder of the number of shares of Common Stock that were subject to the Award immediately before the Corporate Transaction. Appropriate adjustment shall also be made to the price payable per share; provided that the aggregate price payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under this Plan following the consummation of the Corporate Transaction shall be appropriately adjusted.
    The Administrator shall have full discretionary authority, exercisable either in advance of, or at the time of, a Change in Control, to provide for the automatic acceleration of Awards granted under this Plan upon the occurrence of the Change in Control. The Administrator shall also have full discretionary authority to condition any such acceleration upon the subsequent termination of the Participant's service to the Company (or a parent or subsidiary) within a specified period after the Change in Control. Any Award accelerated in connection with the Change in Control shall remain fully exercisable until the expiration of the option term. For all purposes of this Plan, a Change in Control shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement, other than a Corporate Transaction; provided that, without limitation, a Change in Control shall be deemed to have occurred if:
      any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a "person" under Section 14(d) (2) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then-outstanding securities entitled to vote in the election of Directors of the Company, pursuant to a tender or exchange offer that the Board does not recommend that the Company's stockholders accept; or
      during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new members of the Board, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least three-quarters of the Directors then in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.
    The grant of Award under this Plan shall not affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.
  Miscellaneous
    Use of Proceeds. Any cash proceeds received by the Company from the sale of shares pursuant to Award granted under this Plan may be used for general corporate purposes.
    Regulatory Approvals. The implementation of this Plan, the awarding of any Awards hereunder, and the issuance of Stock upon the exercise or surrender of any such Award shall be subject to and conditional upon the procurement by the Company of all approvals and permits required by regulatory authorities having jurisdiction over this Plan, Awards granted under it, and Stock issued pursuant to it.
    Securities Laws. No shares of Common Stock or other assets shall be issued or delivered under this Plan unless and until there shall have been compliance with all applicable requirements of federal and state securities laws, including the filing and effectiveness of a Form S-8 registration statement for the shares of Common Stock issuable under this Plan, and all applicable listing requirements of any securities exchange on which stock of the same class is then listed.
    No Employment Rights. Neither the action of the Company in establishing this Plan, nor any action taken by the Administrator hereunder, nor any provision of this Plan, shall be construed so as to grant or offer any individual the right to remain in the employ or service of the Company (or any parent or subsidiary corporation) for any period, and the Company (or any parent or subsidiary corporation retaining the services of such individual) may terminate such individual's employment or service at any time and for any reason, with or without cause.
    Assignment. Except as otherwise provided in this Plan, the right to acquire Common Stock or other assets under this Plan may not be assigned, encumbered, or otherwise transferred by any recipient of an Award.
    Governing Law. The provisions of this Plan shall be governed by the laws of the State of California, as such laws are applied to contracts entered into and performed in that State. The provisions of this Plan shall inure to the benefit of, and be binding upon, the Company and its successors or assigns, and the Participants, the legal representatives of their respective estates, their respective heirs or legatees, and their permitted assignees.